Exhibit 99.3

    news release

FOR IMMEDIATE RELEASE

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

SIRVA to Hold Conference Call to Discuss
Preliminary Results for the twelve months ended
December 31, 2005

CHICAGO, August 14, 2006 —SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it intends to hold a conference call to discuss its preliminary results for the twelve months ended December 31, 2005, on Wednesday, August 16, 2006, at 9 a.m. Eastern Time (ET). The Company today filed a current report on Form 8-K that included its preliminary results for the twelve months ended December 31, 2005, which the Company delivered to its lenders in connection with seeking an amendment to its senior secured credit facility. The Company expects to issue a press release that contains, among other matters, further details regarding these preliminary financial results after market close on Tuesday, August 15, 2006.

The Company cautions that it is in the process of finalizing these preliminary financial results.  Such process includes performing various closing procedures, as well as finalizing certain open items. The completion of these procedures could result in significant adjustments to the amounts reported in the Form 8-K. Therefore, all results reported in the Form 8-K should be considered preliminary until SIRVA completes these procedures, finalizes its preliminary financial results and subsequently files its Annual Report on Form 10-K.

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To participate in the conference call, dial (866) 257-9956 at least 10 minutes before the call begins and ask for the SIRVA conference call. A replay of the call will be available approximately one hour after the live broadcast ends and will be accessible until August 22, 2006. To access the replay, dial (800) 642-1687, and use pass code 4619548.

SIRVA’s call will also be Webcast by CCBN and can be accessed through the investor relations portion of SIRVA’s Web site at www.sirva.com. It also will be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A replay of the call will be available through the investor relations portion of SIRVA’s Web site starting at 1 p.m. ET on August 16.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The Company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The Company operates in more than 40 countries with more than 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.